Exhibit 4(a)

INVESTMENT ADVISORY AND ADMINISTRATION CONTRACT

Contract made as of March 1, 2011, between UBS RMA TAX-FREE FUND, INC., a Maryland corporation (“Corporation”), and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC. (“UBS Global AM”), a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS the Corporation is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and intends to offer for public sale distinct series of shares of common stock, each corresponding to a distinct portfolio (“Series”); and

WHEREAS the Corporation desires to retain UBS Global AM as investment adviser and administrator to furnish certain administrative, investment advisory and portfolio management services to the Corporation and each Series as now exists and as hereafter may be established, and UBS Global AM is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                                       Appointment.  The Corporation hereby appoints UBS Global AM as investment adviser and administrator for each Series for the period and on the terms set forth in this Contract.  UBS Global AM accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.                                       Duties as Investment Adviser.

(a)                                  Subject to the supervision of the Corporation’s Board of Directors (“Board”), UBS Global AM will provide a continuous investment program for each Series, including investment research and management with respect to all securities and investments and cash equivalents in each Series.  UBS Global AM will determine from time to time what securities and other investments will be purchased, retained or sold by each Series.

(b)                                 UBS Global AM agrees that in placing orders with brokers and dealers, it will attempt to obtain the best net result in terms of price and execution; provided that, on behalf of any Series, UBS Global AM may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Series with research, analysis, advice and similar services, and UBS Global AM may pay to those brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to UBS Global AM’s determining in good faith that such commission or spread is reasonable in terms either of the particular transaction or of the overall responsibility of UBS Global AM to such Series and its other clients and that the total commissions or spreads paid by such Series will be reasonable in relation to the benefits to such Series over the long term.  In no instance will portfolio securities be purchased from or sold to UBS Global AM, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.  Whenever UBS Global AM simultaneously places orders to purchase or sell the same security on behalf of a Series and one or more other accounts advised by UBS Global AM, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account.  The Corporation recognizes that in some cases this procedure may adversely affect the results obtained for the Series.

(c)                                  UBS Global AM will oversee the maintenance of all books and records with respect to the securities transactions of each Series, and will furnish the Board with such periodic and special reports as the Board reasonably may request.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, UBS Global AM hereby agrees that all records which it maintains for the Corporation are the property of the Corporation, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Corporation and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Corporation any records which it maintains for the Corporation upon request by the Corporation.

(d)                                 UBS Global AM will oversee the computation of the net asset value and the net income of each Series as described in the currently effective registration statement of the Corporation under the Securities Act of 1933, as amended, and 1940 Act and any supplements thereto (“Registration Statement”) or as more frequently requested by the Board.

3.                                       Duties as Administrator.  UBS Global AM will administer the affairs of the Corporation and each Series subject to the supervision of the Board and the following understandings:

(a)                                  UBS Global AM will supervise all aspects of the operations of the Corporation and each Series, including the oversight of transfer agency, custodial and accounting services, except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Corporation and each Series.

(b)                                 UBS Global AM will provide the Corporation and each Series with such corporate, administrative and clerical personnel (including officers of the Corporation) and services as are reasonably deemed necessary or advisable by the Board, including the maintenance of certain books and records of the Corporation and each Series.

(c)                                  UBS Global AM will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as applicable) of the Corporation’s Registration Statement, proxy material, tax returns and required reports with or to each Series’ shareholders, the Securities and Exchange Commission and other appropriate federal or state regulatory authorities.

(d)                                 UBS Global AM will provide the Corporation and each Series with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

(e)                                  UBS Global AM will provide the Board on a regular basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of UBS Global AM.

(f)                                    UBS Global AM will hold itself available to receive orders for the purchase of shares of each Series (“Shares”) and will accept or reject such orders on behalf of the Series in accordance with the Corporation’s Registration Statement, and will transmit such orders as are so accepted to the appropriate transfer agent as promptly as practicable; provided, however, that UBS Global AM is not obligated to sell any certain number of Shares.

(g)                                 UBS Global AM will make itself available to receive requests for redemption from holders of Shares and will transmit such redemption requests to the Corporation’s transfer agent as promptly as possible.

4.                                       Further Duties.  In all matters relating to the performance of this Contract, UBS Global AM will act in conformity with the Articles of Incorporation, By-Laws and Registration Statement of the Corporation and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.

5.                                       Delegation of UBS Global AM’s Duties as Investment Adviser and Administrator.  With respect to any or all Series, UBS Global AM may enter into one or more contracts (“Sub-Advisory or Sub-Administration Contract”) with a sub-adviser or sub-administrator in which UBS Global AM delegates to such sub-adviser or sub-administrator the performance of any or all of the services specified in Paragraphs 2 and 3 of this Contract, provided that each Sub-Advisory or Sub-Administration Contract imposes on the sub-adviser or sub-administrator bound thereby all the duties and conditions to which UBS Global AM is subject with respect to the delegated services under Paragraph 2, 3 and 4 of this Contract, and further provided that each Sub-Advisory or Sub-Administration Contract meets all requirements of the 1940 Act and rules thereunder.

6.                                       Services Not Exclusive.  The services furnished by UBS Global AM hereunder are not to be deemed exclusive and UBS Global AM shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby.  Nothing in this Contract shall limit or restrict the right of any director, officer or employee of UBS Global AM, who may also be a director, officer or employee of the Corporation, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7.                                       Expenses.

(a)                                  During the term of this Contract, each Series will bear all expenses, not specifically assumed by UBS Global AM, incurred in its operations and the offering of its shares.

(b)                                 Expenses borne by each Series will include but not be limited to the following (or each Series’ proportionate share of the following): (i) the cost (including brokerage commissions and other transaction costs) of securities purchased or sold by the Series and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Series by UBS Global AM under this Contract; (iii) expenses of organizing the Corporation and any Series; (iv) filing fees and expenses relating to the registration and qualification of the Series’ shares and the Corporation under federal and/or state securities laws and maintaining such registrations and qualifications; (v) fees and salaries payable to the Corporation’s Directors who are not interested persons of the Corporation or UBS Global AM; (vi) all expenses incurred in connection with the Directors’ services, including travel expenses; (vii) taxes (including any income or franchise taxes) and governmental fees; (viii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (ix) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or Series for violation of any law; (x) legal, accounting and auditing expenses, including legal fees of special counsel for those Directors of the Corporation who are not interested persons of the Corporation; (xi) charges of custodians, transfer agents and other agents; (xii) costs of preparing share certificates; (xiii) expenses of setting in type and printing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials for existing shareholders; (xiv) costs of mailing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials to existing shareholders; (xv) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Corporation is a party and the expenses the Corporation may incur as a result of its legal obligation to provide indemnification to its officers, Directors, agents and shareholders) incurred by the Corporation or Series; (xvi) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xvii) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xviii) the cost of investment company literature and other publications provided by the Corporation to its Directors and officers; (xix) costs of mailing, stationery and communications equipment; and (xx) 50% of the cost of printing and mailing monthly statements to shareholders.

(c)                                  The Corporation or a Series may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by UBS Global AM and acknowledged as otherwise payable by UBS Global AM pursuant to this Contract, the Series may reduce the fee payable to UBS Global AM pursuant to Paragraph 8 hereof by such amount.  To the extent that such deductions exceed the fee payable to UBS Global AM on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.

(d)                                 UBS Global AM will assume the cost of any compensation for services provided to the Corporation received by the officers of the Corporation and by those Directors who are interested persons of the Corporation.

(e)                                  The payment or assumption by UBS Global AM of any expense of the Corporation or a Series that UBS Global AM is not required by this Contract to pay or assume shall not obligate UBS Global AM to pay or assume the same or any similar expense of the Corporation or a Series on any subsequent occasion.

8.                                       Compensation.

(a)                                  For the services provided and the expenses assumed pursuant to this Contract, with respect to the Series identified below, the Corporation will pay to UBS Global

AM a fee from the assets of the appropriate Series, such fee to be computed daily and paid monthly at the annual rate of such Series’ average daily net assets set forth below:

(i)                                     Sole class of common stock outstanding as of the date and year set forth above:

Up to $1 billion average daily net assets	0.45%
In excess of $1 billion up to $1.5 billion	0.415%
In excess of $1.5 billion up to $5 billion	0.335%
In excess of $5 billion up to $10 billion	0.325%
In excess of $10 billion up to $15 billion	0.315%
In excess of $15 billion up to $20 billion	0.305%
Over $20 billion	0.275%

(b)                                 For the services provided and the expenses assumed pursuant to this Contract with respect to any Series hereafter established, the Corporation will pay to UBS Global AM from the assets of such Series a fee in an amount to be agreed upon in a written fee agreement (“Fee Agreement”) executed by the Corporation on behalf of such Series and by UBS Global AM.  All such Fee Agreements shall provide that they are subject to all terms and conditions of this Contract.

(c)                                  The fee shall be computed daily and paid monthly to UBS Global AM on or before the last business day of the next succeeding calendar month.

(d)                                 If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

9.                                       Limitation of Liability of UBS Global AM.  UBS Global AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Series or the Corporation in connection with the matters to which this Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Contract.  Any person, even though also an officer, director, employee, or agent of UBS Global AM, who may be or become an officer, director, employee or agent of the Corporation shall be deemed, when rendering services to any Series or the Corporation or acting with respect to any business of such Series or the Corporation, to be rendering such service to or acting solely for the Series or the Corporation, and not as an officer, director, employee, or agent or one under the control or direction of UBS Global AM even though paid by it.

10.                                 Duration and Termination.

(a)                                  This Contract will become effective upon the date here above written provided that, with respect to any Series, this Contract shall not take effect unless it has first been approved (i) by a vote of a majority of those Directors of the Corporation who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Series’ outstanding voting securities.  [Note: This shareholder approval requirement was satisfied by the shareholders’ approval of the original agreement, of which this is a novation.]

(b)                                 Unless sooner terminated as provided herein, this Contract will continue in effect for two years from the above written date.  Thereafter, if not terminated, this Contract will continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Directors of the Corporation who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or with respect to any given Series by vote of a majority of the outstanding voting securities of such Series.

(c)                                  Notwithstanding the foregoing, with respect to any Series, this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Series on sixty days’ written notice to UBS Global AM or by UBS Global AM at any time, without the payment of any penalty, on sixty days’ written notice to the Corporation.  Termination of this Contract with respect to any given Series shall in no way affect the continued validity of this Contract or the performance thereunder with respect to any other Series.  This Contract will automatically terminate in the event of its assignment.

11.                                 Amendment of this Contract.  No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract as to any given Series shall be effective until approved by vote of a majority of such Series’ outstanding voting securities.

12.                                 Governing Law.  This Contract shall be construed in accordance with the laws of the State of Delaware and the 1940 Act.  To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.                                 Miscellaneous.  The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby.  This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.  As used in this Contract, the terms “majority of the outstanding voting securities,” “interested person,” “assignment”, “broker,” “dealer,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

Attest:	UBS RMA TAX-FREE FUND, INC.

/s/ Thomas Disbrow	By:	/s/ Mark E. Carver
Thomas Disbrow		Mark E. Carver
Vice President & Treasurer		President

Attest:	UBS GLOBAL ASSET MANAGEMENT
(AMERICAS) INC.

/s/ Igor Lasun	By:	/s/ Keith A. Weller
Igor Lasun		Keith A. Weller
Executive Director		Executive Director & Senior Associate
General Counsel